UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act Of 1934

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[ ] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X] Definitive Information Statement

TRUE PRODUCT ID, INC.

(Name of Registrant As Specified in Its Charter)

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TRUE PRODUCT ID, INC.

1615 Walnut Street, 3rd Floor

Philadelphia, PA 19103

INFORMATION STATEMENT

Dear Stockholder:

This Information Statement is furnished to holders of shares of common stock, $.001 par value (the “Common Stock”) of TRUE PRODUCT ID, INC. (the “Company” or “TPID”).  We are sending you this Information Statement to inform you that on November 28, 2007, the Board of Directors of the Company unanimously adopted a resolution seeking stockholder approval to amend the Company's Articles of Incorporation to effect a 1 for 100 reverse stock split of the Company's Common Stock. On the same day, and as subsequently re-affirmed, pursuant to the By-Laws of the Company and applicable Delaware law, stockholders of  the Company holding over a majority of the total voting rights for all issued and outstanding shares of common and preferred stock of the Company,  adopted by way of written consent, a resolution to authorize the Board of Directors, in its sole discretion, to amend the Company’s Articles of Incorporation to effect a reverse split of the Company's Common Stock based upon a ratio of 1-for-100 shares.  The Company may effect the reverse stock split at any time prior to April 22, 2009.  In addition, notwithstanding approval of this proposal by the stockholders, the Board of Directors may, in its sole discretion, determine not to effect, and abandon, the reverse stock split without further action by our stockholders.

The Board of Directors believes that the proposed reverse stock split is beneficial to the Company because the Board believes, inter alia, that the reverse split will increase the per share market  price of  our common stock. There is, however, no assurance that the market price will increase, or that it will not return to its current levels after the Reverse Split.

The enclosed Information Statement is being furnished to you to inform you that the foregoing action has been approved by the holders of a majority of the outstanding shares of our Common Stock. The resolutions will not become effective before the date which is 20 days after this Information Statement was first mailed to stockholders. You are urged to read the Information Statement in its entirety for a description of the action taken by the Board of Directors and a majority of the stockholders of the Company.

This Information Statement is being mailed on or about May 7, 2008 to stockholders of record on April 22, 2008 (the “Record Date”).

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors:

/s/Wilson W. Hendricks III

Wilson W. Hendricks III, Director

May 7, 2008

/s/ Michael J. Antonoplos

Michael J. Antonoplos, Director

/s/ Sergio da Luz

Sergio da Luz, Director

WE ARE NOT ASKING YOU FOR A PROXY

 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

TRUE PRODUCT ID, INC.

1615 Walnut Street, 3rd Floor

Philadelphia, PA 19103

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

TO OUR STOCKHOLDERS:

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the Securities Act of 1934, as amended and applicable Delaware law. No additional action will be undertaken by the Company with respect to the receipt of written consents and no dissenters’ rights under Delaware statutes are afforded to the Company’s stockholders as a result of the adoption of these resolutions.

Expenses in connection with the distribution of this Information Statement will be paid by the Company.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, TPID’s authorized capitalization consisted of 1,000,000,000 shares of common stock, par value $.001 (the “Common Stock”) and 5,000,000 shares of preferred stock (the “Preferred Stock”), of which 956,122,336 shares of Common Stock and 1,020,000 shares of Preferred Stock were issued and outstanding.  Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.  Each share of Preferred Stock (of which only Series A Preferred Stock has been issued) entitles its holder to one thousand (1,000) votes on each matter submitted to the stockholders.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposal will not be adopted until a date at least 20 days after the date on which the Information Statement has been mailed to the stockholders.  TPID has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

On November 7, 2007, the board of directors of TPID (the “Board”) and stockholders of TPID holding more than fifty percent (50%) of the total voting rights associated with all outstanding and issued shares of common and preferred stock of TPID authorized, by way of written consents, the Board to amend the Certificate of Incorporation of the Company to effect a one (1) for thirty (30) reverse stock split, whereby, as of the Record Date, for every thirty shares of Common Stock then owned, each stockholder shall receive one share of Common Stock.

On November 29, 2007, the Board authorized, by way of written consent, an amendment to the Certificate of Incorporation of the Company to amend the above-referenced reverse stock split ratio to effect a one (1) for one hundred (100) reverse stock split, whereby, as of the Record Date, for every one hundred shares of Common Stock then owned, each stockholder shall receive one share of Common Stock (the “Reverse Split”).  On the same day, and as subsequently re-affirmed, stockholders of TPID holding more than fifty percent (50%) of the total voting rights associated with all outstanding and issued shares of common and preferred stock of TPID authorized, by way of written consents, the above-referenced November 29, 2007 actions of the Board regarding the 1 for 100 reverse stock split.

THE REVERSE STOCK SPLIT OF COMMON STOCK

General

The Board of Directors and the stockholders of TPID holding more than fifty percent (50%) of the total voting rights associated with all outstanding and issued shares of common and preferred stock of TPID have approved an amendment to the Certificate of Incorporation to effect the Reverse Split of TPID’s Common Stock.

Background

As of the Record Date, TPID has 1,000,000,000 shares of Common Stock, par value $.001 and 5,000,000 shares of Preferred Stock authorized, and approximately 956,122,336 shares of Common Stock and 1,020,000 shares of Preferred Stock outstanding. The Board believes that the price of the Common Stock is too low to attract investors to buy the stock.  In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board believes that it is in the best interests of TPID’s stockholders to implement a reverse stock split.  In addition, the Board believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds.  Finally, the Board of Directors believes that TPID’s stockholders will benefit from relatively lower trading costs for a higher priced stock.  The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock.  The Board of Directors is not implementing the Reverse Split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The principal effect of the Reverse Split will be to reduce, after the effectiveness of the Reverse Split, the number of issued and outstanding shares of Common Stock from approximately 956,122,336 shares of Common Stock to approximately 9,561,224 shares of Common Stock.

In addition, the Reverse Split will increase the number of stockholders who own odd lots (less than 100 shares).  Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the Reverse Split and TPID will not be paying any cash to any stockholders for any fractional shares from the Reverse Split.  Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Split, TPID intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding the Common Stock in “street name.”  However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split.  Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Signature Stock Transfer Corporation, as soon as practicable after the effective date of the Reverse Split.  The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent.  No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent.  Stockholders should not submit any certificate(s) until requested to do so.

Procedure for Effective Reverse Stock Split

When the Board determines that it is in the best interest of the Company to implement the reverse split, the Company will file an Amended Certificate of Incorporation with the Secretary of State of the State of Delaware to amend its existing Certificate of Incorporation.  The Reverse Split will become effective on the date of filing the Amended Certificate of Incorporation, which is referred to as the “Effective Date.”  Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.  The text of the Amended Certificate of

Incorporation is set forth in Appendix A to this Information Statement.  The text of the Amended Certificate of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board of Directors deems necessary and advisable to effect the Reverse Split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the Reverse Split entails various risks and uncertainties, including but not limited to the following:

•

There can be no assurance that the market price per share of the Common Stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Split.  Accordingly, the total market capitalization of TPID after the Reverse Split may be lower than the total market capitalization before the Reverse Split;

•

After the Reverse Split is effected, if the market price of the Common Stock declines, the percentage may be greater than would occur in the absence of a Reverse Split;

•

There can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the trading liquidity of the Common Stock may not necessarily improve; and

•

The reduced number of shares that would be outstanding after the Reverse Split could adversely affect the liquidity of the Common Stock.

Authorized Shares

As of the Record Date, TPID has 1,000,000,000 shares of Common Stock, par value $.001  and 5,000,000 shares of Preferred Stock authorized and 956,122,336 shares of Common Stock and 1,020,000 shares of Preferred Stock issued and outstanding.  Authorized but un-issued shares of Common Stock will be available for issuance, and the Company may issue such shares in the future.  If TPID issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

Accounting Matters

The Reverse Split will not affect the par value of the Common Stock.  As a result, as of the effective time of the Reverse Split, the stated capital attributable to the Common Stock on TPID’s balance sheet will be reduced proportionately based on the Reverse Split ratio of One for One Hundred, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of TPID with another company), the Reverse Split proposal is not being undertaken in response to any effort of which the Board is aware to accumulate shares of the Common Stock or obtain control of TPID.  Other than the Reverse Split, the Board does not currently contemplate the adoption of any other amendments to the Certificate of Incorporation that could be construed to affect the ability of third parties to take over of change the control of TPID.

No Appraisal Rights

Under Delaware law, TPID’s stockholders are not entitled to appraisal rights with respect to the Reverse Split, and TPID will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the Reverse Split.  This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect).  This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation).  In addition, this summary is limited to stockholders that hold their Common Stock as capital assets.  This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE SPLIT.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Reverse Split.  The aggregate tax basis of the post-reverse stock split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore.  The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the Reverse Split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences of the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information, as of April 22, 2008, concerning shares of Common Stock of TPID held by (1) each stockholder known by TPID to beneficially own more than five percent of the common stock, (2) each director of TPID, (3) each executive officer of TPID, and (4) all directors and executive officers of TPID as a group:

Name and Address	Position	Number of Common Shares Beneficially Owned Before Reverse Split	Percent of Class Before Reverse Split(1)
Rene Hamouth Family Trust 2608 Finch Hill Vancouver, British Columbia V7S 3H1 CANADA	Consultant and 5+% Holder	300,000,000	31.38%
William R. Dunavant 2624 Eagle Cove Drive Park City, Utah 84060	Managing Director, Global Strategic Initiatives	200,000,000	20.92%
Sichuan Valencia Trading Limited Guojia Bridge West Street 9-3-48, Chengdu 610041 Sichuan Province, China	5% Holder	100,000,000	10.46%
James MacKay Chateau de Mont 64300 Mont, France	Consultant and 5+% Holder	65,886,276	6.89%
Wilson W. Hendricks III 224 North Mill View Way Ponte Vedra Beach, FL 32082-4389	CEO and director	0	0
KeKe Wang 923 Arch Street Philadelphia, PA 19107	President	0	0
Sergio da Luz Flat C, 14/floor, Block 17, Cherry Mansions, Whampoa Garden site 2, Hung Hom Kowloon, HONG KONG	Director	0	0

Michael Antonoplos 345 Strathmore Road Rosemont, PA 19010	Director and Secretary	0	0

(1)  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934. Unless otherwise noted, we believe that all person named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

OTHER MATTERS

There is no other business to be transacted by written consent in lieu of a special meeting to which this Information Statement pertains.

ADDITIONAL INFORMATION

TPID is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. TPID’s filings are also available to the public on the SEC’s website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

TPID’s Contact Information

All inquiries regarding TPID should be addressed to our principal executive offices:

TRUE PRODUCT ID, INC., 1615 Walnut Street, 3rd Floor, Philadelphia, PA 19103, Tel: (215) 972-1601 Attn:  Wilson W. Hendricks III, Chief Executive Officer

BY ORDER OF THE BOARD OF DIRECTORS:

/s/Wilson W. Hendricks III

Wilson W. Hendricks III, Director

/s/Sergio da Luz

Sergio da Luz, Director

/s/Michael J. Antonoplos

Michael J. Antonoplos, Director

May 7, 2008

APPENDIX A

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF TRUE PRODUCT ID, INC.

TRUE PRODUCT ID, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST, that at meetings of the Board of Directors of the Corporation held November 7, 2007 and November 28, 2007, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered at a special meeting or by consent of the stockholders of the Corporation.

SECOND, that thereafter, pursuant to resolution of its Board of Directors and Section 228 of the General Corporation Law of the State of Delaware, written consents voted in favor of said amendments were obtained from the holders of more than a majority of the total voting rights associated with all shares of common and preferred stock of the Corporation.

THIRD, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporations Law of the State of Delaware.

FOURTH, that in accordance thereunder, the Articles of Incorporation of the Corporation is hereby amended as follows:

Article IV of the Articles of the Corporation shall be amended by deleting the entire Article and replacing it as follows:

“ The authorized capital stock of the Corporation shall be 1,005,000,000 shares consisting of 1,000,000,000 shares of Common Stock, par value $0.001 per share (800,000,000 shares being Class A Common Stock and 200,000,000 shares being Class B Common Stock) and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The outstanding shares of Common Stock shall be reverse split on a one-for-one hundred basis, effective as of the effective date of this Certificate of Amendment.  No fractional shares shall be issued in connection with the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

FIFTH, that the amendment of the certificate of incorporation herein certified has been duly adopted and authorized, pursuant to Section 242 of the General Corporation Law of the State of Delaware, by the unanimous written consent of the Corporation's Board of Directors and by written consent of stockholders holding more than a majority of the total voting rights associated with all shares of common and preferred stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Wilson W. Hendricks III, its Chief Executive Officer and Secretary, this 22nd  day of April, 2008.

TRUE PRODUCT ID, INC.

By: /s/ Wilson W. Hendricks III
Name: Wilson W. Hendricks III
Title: Chief Executive Officer